Exhibit 15.2
Awareness Letter of Independent Registered Public Accounting Firm
May 3, 2022

The Board of Directors
Mercury General Corporation

Re:	Registration Statement Nos. 333-125460, 333-202204, and 333-215344
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 3, 2022 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Los Angeles, California